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EXHIBIT 12
FERRO CORPORATION AND SUBSIDIARIES
RATIO OF EARNINGS TO FIXED CHARGES

                                             SEPTEMBER       SEPTEMBER
(DOLLARS IN THOUSANDS)                         2000             1999
                                             ---------       ---------
 EARNINGS:
  PRE-TAX INCOME                              91,204           86,312
  ADD: FIXED CHARGES                          18,717           15,571
  LESS: INTEREST CAPITALIZATION                 (340)          (1,140)
                                              ------          -------
           TOTAL EARNINGS                    109,581          100,743
                                             =======          =======
 FIXED CHARGES:
  INTEREST EXPENSE                            17,885           12,518
  INTEREST CAPITALIZATION                        340            1,140
  INTEREST PORTION OF RENTAL EXPENSE             492            1,913
                                                 ---          -------
        TOTAL FIXED CHARGES                   18,717           15,571
                                              ======          =======
           TOTAL EARNINGS                    109,581          100,743
 DIVIDED BY:
        TOTAL FIXED CHARGES                   18,717           15,571
                                              ------          -------
               RATIO                            5.85             6.47

NOTE: PREFERRED DIVIDENDS ARE EXCLUDED. AMORTIZATION OF DEBT EXPENSE AND DISCOUNTS AND PREMIUMS WERE DEEMED IMMATERIAL TO THE ABOVE CALCULATION.











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